Exhibit 99.1

Capstone Turbine Reports Fourth Quarter and Full-Year Fiscal 2018 Financial Results

Second consecutive quarter of positive adjusted EBITDA on record aftermarket revenues and record 45% aftermarket gross margins

Highest gross margins in company history at 23% on strong aftermarket growth

Conference Call and Webcast to be Held Today at 1:45 PM PT, 4:45 PM ET

VAN NUYS, CA — June 7, 2018 — Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, reported financial results for its fourth quarter and the full fiscal year ended March 31, 2018.

Financial Highlights of Fiscal 2018 Fourth Quarter:

•                  Second consecutive positive Adjusted EBITDA quarter in a row

•                  Total gross margin record of 23%; highest in company history

•                  Record accessories, parts and service quarterly revenue at $9.6 million

•                  Record 45% quarterly accessories, parts and service gross margin

•                  Cash from operating activities was $500 thousand

•                  1.4:1 book to bill ratio strongest since Q2 FY14

•                  Operating expenses, excluding one-time leadership incentive program compensation, decreased 10% to $5.6 million from $6.2 million in the year-ago quarter

•                  Accessories, parts and service gross margin covered approximately 77% of the company’s operating expenses, excluding one-time leadership incentive program compensation

Financial Highlights of Full Year Fiscal 2018:

•                  Revenue grew 7% and margins improved 16 basis points year-over-year

•                  High margin accessories, parts and service revenue increased 11% to a record high of $32.0 million or 39% of total revenue

•                  Adjusted EBITDA improved 76% year-over-year and net loss dropped 60% from $25.2 million to $10.0 million

•                  R&D expense decreased 26% year-over-year as new Signature Series products mature

•                  Cash used in operating activities drops 54% year-over-year to the lowest in company history

“Capstone continued to execute on its strategy by achieving the highest gross margin in its history, together with the strongest book to bill ratio since Q2 of our fiscal 2014. We also delivered positive quarterly Adjusted EBITDA for the second consecutive quarter in a row, together with positive quarterly cash flow from operations and record quarterly aftermarket accessories, parts and service revenue. Our quarterly aftermarket accessories, parts and service gross margin was at a record high and it covered 77% of Capstone’s operating expenses excluding the one-time leadership incentive program. In summary, this was another successful quarter for Capstone,” said Darren Jamison, President and Chief Executive Officer of Capstone.

“The operating expenses are down $0.6 million compared to the same quarter last year, excluding one-time leadership incentive program compensation, and we have lowered annual operating expenses 52% since we launched our $25 million quarterly Adjusted EBITDA breakeven plan at the end of fiscal 2015,” said Ms. Jayme Brooks, Capstone’s Chief Financial Officer and Chief Accounting Officer.

Cash, cash equivalents and restricted cash increased $2.9 million during the fourth quarter of fiscal 2018 to $19.4 million as of March 31, 2018. This compared to cash, cash equivalents and restricted cash of $19.7 million as of March 31, 2017. Cash provided by operating activities for the fourth quarter of fiscal 2018 was $0.5 million as compared to cash used in operating activities of $3.3 million in the third quarter of fiscal 2018 and $2.9 million used in operating activities in the fourth quarter of fiscal 2017.

Total revenue for fiscal 2018 was $82.8 million and the net loss for fiscal 2018 improved to $10.0 million, or $.20 per share, on higher revenue compared to fiscal 2017. Total revenue for fiscal 2017 was $77.2 million and the net loss for fiscal 2017 was $25.2 million, or $0.79 per share, in fiscal 2017. The weighted average shares outstanding for the year ended March 31, 2018, were 51.3 million compared with 32.1 million in the year-ago period.

Accessories, parts and service revenue increased 11% to a record high of $32.0 million, or 39% of total revenue, in Fiscal 2018 compared to $28.9 million, or 37% of total revenue, in Fiscal 2017. Operating expenses for fiscal 2018 decreased 9% to $23.6 million from $26.0 million in the year-ago period. Capstone had bad debt recoveries of approximately $1.1 million and $1.5 million each of fiscal 2018 and 2017, respectively. During the fourth quarter of fiscal 2018, the Company recorded approximately $0.9 million in compensation expense in operating expenses with respect to its one-time Leadership Incentive Program.

The Adjusted EBITDA for the year ended March 31, 2018 was negative $5.2 million, or a loss of $0.10 per share, compared to an Adjusted EBITDA of negative $21.9 million, or a loss of $0.68 per share, for the year ended March 31, 2017.

“We will continue to focus on growing our business and driving shareholder returns in fiscal 2019.

Fiscal 2018 was a pivotal inflection point for our company and the entire team is excited to build on the momentum we have gained. We have done an excellent job of cutting costs, and we must maintain our discipline as we look to increase our revenue growth during fiscal 2019 and beyond. In the year ahead, we will continue to improve our cash flow, increase sales by expanding our distributor network, diversify into new markets and geographies, and continue our aftermarket 100% absorption of operating expense strategy,” concluded Mr. Jamison.

Conference Call and Webcast

Capstone will host a live webcast June 7, 2018, at 1:45 PM Pacific Time (4:45 PM Eastern Time) to provide the results of the fourth quarter fiscal 2018 ended March 31, 2018. Capstone will discuss its financial results and will provide an update on its business activities. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to Capstone’s investor relation’s webpage at www.capstoneturbine.com. A replay of the webcast will be available on the website for 30 days.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST) is the world’s leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped over 9,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A DQS-Certified ISO 9001:2015 and ISO 14001:2015 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the United States, Latin America, Europe, Middle East and Asia.

For more information about the company, please visit www.capstoneturbine.com. Follow Capstone Turbine on Twitter, LinkedIn and YouTube.

Safe Harbor Statement

This press release contains “forward-looking statements,” as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Financial Tables Follow

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31,	March 31,
	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$14,408	$14,191
Restricted cash	5,000	5,514
Accounts receivable, net of allowances of $5,744 at March 31, 2018 and $6,845 at March 31, 2017	15,968	17,003
Inventories, net	15,633	14,538
Prepaid expenses and other current assets	2,803	3,073
Total current assets	53,812	54,319
Property, plant and equipment, net	2,859	2,115
Non-current portion of inventories	1,041	961
Intangible assets, net	411	651
Other assets	250	225
Total assets	$58,373	$58,271
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$13,503	$14,719
Accrued salaries and wages	1,588	1,819
Accrued warranty reserve	1,682	3,766
Deferred revenue	6,596	5,050
Revolving credit facility	8,527	11,533
Current portion of notes payable and capital lease obligations	192	302
Total current liabilities	32,088	37,189
Long-term portion of notes payable and capital lease obligations	130	26
Other long-term liabilities	396	158
Total liabilities	32,614	37,373
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 515,000,000 shares authorized, 57,062,598 shares issued and 56,916,646 shares outstanding at March 31, 2018; 38,920,174 shares issued and 38,803,630 shares outstanding at March 31, 2017	57	39
Additional paid-in capital	889,585	874,697
Accumulated deficit	(862,225)	(852,199)
Treasury stock, at cost; 145,952 shares at March 31, 2018 and 116,544 shares at March 31, 2017	(1,658)	(1,639)
Total stockholders’ equity	25,759	20,898
Total liabilities and stockholders’ equity	$58,373	$58,271

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended March 31,
	2018	2017
Revenue:
Product, accessories and parts	$66,754	$63,325
Service	16,083	13,844
Total revenue	82,837	77,169
Cost of goods sold:
Product, accessories and parts	56,590	64,453
Service	11,266	10,927
Total cost of goods sold	67,856	75,380
Gross margin	14,981	1,789
Operating expenses:
Research and development	4,040	5,388
Selling, general and administrative	19,609	20,651
Total operating expenses	23,649	26,039
Loss from operations	(8,668)	(24,250)
Other expense	(2)	(49)
Interest income	9	31
Interest expense	(606)	(536)
Change in warrant valuation	(741)	(421)
Loss before income taxes	(10,008)	(25,225)
Provision for income taxes	18	19
Net loss	$(10,026)	$(25,244)

Net loss per common share—basic and diluted	$(0.20)	$(0.79)
Weighted average shares used to calculate basic and diluted net loss per common share	51,339	32,074

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

	Three months ended		Year ended
	March 31,		March 31,
Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	2018	2017	2018	2017
Net loss, as reported	$(1,942)	$(4,177)	$(10,026)	$(25,244)
Interest expense	116	145	606	536
Provision for income taxes	11	16	18	19
Depreciation and amortization	315	392	1,170	1,578
EBITDA	$(1,500)	$(3,624)	$(8,232)	$(23,111)

Stock-based compensation	177	155	586	810
Restructuring charges	487	—	764	—
Change in warrant valuation	—	—	741	421
Leadership Incentive Program	981	—	981	—
Adjusted EBITDA	$145	$(3,469)	$(5,160)	$(21,880)

To supplement the company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used EBITDA and Adjusted EBITDA, non-GAAP measures. These non-GAAP measures are among the indicators management uses as a basis for evaluating the company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the company’s economic performance year-over-year. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

EBITDA is defined as net income before interest, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before stock-based compensation expense, restructuring charges, leadership incentive program, the change in warrant valuation and warrant issuance expenses. Restructuring charges includes facility consolidation costs and one-time costs related to the company’s cost reduction initiatives. Leadership incentive program is the payout to the company’s executive leadership team upon successfully achieving positive Adjusted EBITDA for two consecutive quarters. This program was put into place only for fiscal 2018 and as such it is included in the Adjusted EBITDA items for this one-time program.

EBITDA and Adjusted EBITDA are not  measures of the company’s liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of its liquidity.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Management compensates for these limitations by relying primarily on the company’s GAAP results and by using EBITDA and Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

CONTACT:                               Capstone Turbine Corporation

Investor and investment media inquiries:

818-407-3628

ir@capstoneturbine.com

Integra Investor Relations

Shawn M. Severson

415-226-7747

cpst@integra-ir.com